Exhibit 99.1

LUMBER LIQUIDATORS ANNOUNCES THIRD QUARTER 2008

FINANCIAL RESULTS

~ Third Quarter Net Sales Increased 20.6% to $123.1 Million ~

~Third Quarter Net Income Increased 47.6% to $5.5 Million, or $0.20 Per Diluted Share ~

~ Full Year 2008 Estimated Revenue Narrowed to $482 Million to $486 Million ~

~ Full Year 2008 Estimated EPS Narrowed to $0.74 to $0.77 ~

TOANO, VA, November 6, 2008 – Lumber Liquidators, Inc., (NYSE: LL) the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the third quarter ended September 30, 2008.

Third Quarter Results

Net sales increased 20.6% to $123.1 million in the third quarter of 2008 from $102.1 million in the third quarter of 2007. Comparable store net sales increased 2.0% for the quarter on top of an increase of 8.4% for the third quarter of the prior year. Non-comparable store net sales increased $19.0 million from the third quarter of 2007, and represented 90.2% of the total increase in the Company’s net sales. The Company opened eight new stores during the third quarter.

Gross margin increased to 35.3% in the third quarter of 2008 from 33.8% in the same period of 2007. The expansion in gross margin reflects the continued increase in sales of higher-margin, premium products as well as a retroactive rebate of a portion of the tariff on certain bamboo products. In addition, gross margin benefited from the continuing implementation of merchandising, store operations and logistics initiatives designed to enhance operational efficiency.

Selling, general and administrative (SG&A) expenses were $34.6 million, or 28.1% of net sales, for the third quarter of 2008 compared to $28.3 million, or 27.7% of net sales, for the third quarter of 2007 as the leverage of total payroll, advertising and occupancy costs was more than offset by increases in legal and professional fees and stock-based compensation expense.

Net income increased 47.6% to $5.5 million, or $0.20 per diluted share, in the third quarter of 2008 compared to $3.7 million, or $0.16 per diluted share, in the third quarter of 2007.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “Our third quarter results demonstrate the benefits we are achieving from increased operational efficiencies and a stronger infrastructure. We performed well despite the challenging economy and are encouraged by the strong results generated by both our new and mature stores. In line with the first half of the year, we continued to generate operating margin expansion through more disciplined store operations and effective inventory management, as well as an improved merchandise assortment. Importantly, we built on our strong cash position during the quarter and continued our store expansion while remaining debt free. Overall, our performance to date this year reflects the solid foundation we have established that will enable us to both grow in a difficult market and succeed in the long-term.”

First Nine Months Results

Net sales increased 22.0% to $365.6 million in the first nine months of 2008 from $299.8 million in the first nine months of 2007. Comparable store net sales increased 3.8% for the first nine months of 2008, on top of an increase of 8.6% for the prior year period. Non-comparable store net sales increased $54.5 million, and represented 82.8% of the total increase in the Company’s net sales. The Company opened 27 new stores during the first nine months of 2008.

Gross margin increased to 34.9% in the first nine months of 2008 compared to 33.2% in the same period of 2007. SG&A expenses were $101.9 million, or 27.9% of net sales, for the first nine months of 2008 compared to $85.5 million, or 28.5% of net sales, for the 2007 period.

Net income increased to $15.7 million, or $0.58 per diluted share, in the first nine months of 2008 compared to $8.3 million, or $0.36 per diluted share, in the prior year period.

Net income for the first nine months of 2008 reflects an effective tax rate of 41.0% compared to 38.5% in the 2007 period.

Extends Partnership with The Home Service Store, Inc. Across the U.S.

The Company also announced today that is has expanded its installation partnership with The Home Service Store, Inc. (“HSS”) across the U.S. The national HSS partnership allows Lumber Liquidators to provide a full product and service offering that is consistent across all store locations and is more attractive to customers. In addition, the Company minimizes risk associated with installation services and is able to reduce time spent by store managers on service issues.

HSS manages fully insured and licensed providers of professional installation services that measure, deliver, and install flooring at competitive prices. Through the expanded arrangement, the Company now offers HSS installation services in virtually every store in its chain. The Company will continue to expand the offering of HSS installation services in new locations as Lumber Liquidators opens additional stores.

Company Outlook

Based upon year-to-date results and current trends, the Company has narrowed its expectations for net sales for 2008 to a range of $482 million to $486 million, as compared to the previously expected range of $480 million to $490 million. Additionally, the Company has narrowed its expectations for full year 2008 earnings per diluted share to a range of $0.74 to $0.77. This compares to its previously expected range of $0.73 to $0.78 per diluted share. The Company now expects comparable store net sales to increase in the low single digit range for the year 2008. Actual results may vary significantly from current expectations.

To date in the fourth quarter of 2008, Lumber Liquidators has opened 7 new stores and has opened a total of 34 new stores for the year, in line with the 34 to 36 anticipated store openings in 2008.

Mr. Griffiths concluded, “We are encouraged by our performance through the first nine months of 2008, and remain optimistic, yet cautious, as we draw closer to the end of the year. Our new stores continue to perform ahead of our expectations and we are pleased with the positive reception that we are receiving in new markets. Additionally, we continued to enhance our value proposition to the customer by expanding our installation partnership with HSS across the chain. While we expect the economy to continue to present challenges into 2009, a debt-free balance sheet, a cash-positive and flexible store model, and a strong infrastructure will enable us to navigate the current macroeconomic environment and generate long-term growth.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on November 6, 2008 at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (800) 762-8908 or (480) 248-5081. A replay will be available approximately one hour after the call through November 20, 2008 and may be accessed by dialing (800) 406-7325 or (303) 590-3030 and referencing PIN code 3933465. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators, Inc.

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 140 stores and 150 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators, Inc.	Financial Dynamics
Daniel Terrell	Leigh Parrish/Caren Barbara
Tel: 757.566.7512	Tel. 212.850.5600

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales	$123,063	$102,050	$365,649	$299,797
Cost of Sales	79,646	67,603	237,855	200,404

Gross Profit	43,417	34,447	127,794	99,393

Selling, General and Administrative Expenses	34,607	28,260	101,855	85,491

Operating Income	8,810	6,187	25,939	13,902

Interest Expense	1	252	27	607
Other (Income) Expense	(221)	(68)	(619)	(168)

Income Before Income Taxes	9,030	6,003	26,531	13,463

Provision for Income Taxes	3,567	2,302	10,880	5,185

Net Income	$5,463	$3,701	$15,651	$8,278

Net Income per Common Share—Basic	$0.20	$0.25	$0.58	$0.55

Net Income per Common Share—Diluted	$0.20	$0.16	$0.58	$0.36

Weighted Average Common Shares Outstanding:
Basic	26,784,712	15,000,100	26,764,593	15,000,100
Diluted	27,302,549	23,233,770	27,123,548	23,096,460

Lumber Liquidators, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$24,813	$33,168
Merchandise Inventories	96,463	72,024
Prepaid Expenses	3,290	4,011
Other Current Assets	4,598	3,862

Total Current Assets	129,164	113,065
Property and Equipment, net	13,497	11,580
Deferred Income Taxes	2,058	1,220
Other Assets	3,287	2,559

Total Assets	$148,006	$128,424

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$12,990	$15,654
Customer Deposits and Store Credits	10,732	9,609
Other Current Liabilities	14,104	10,973

Total Current Liabilities	37,826	36,236

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 26,788,919 and 26,752,118 issued and outstanding, respectively)	27	27
Additional Capital	89,894	87,553
Retained Earnings	20,259	4,608

Total Stockholders’ Equity	110,180	92,188

Total Liabilities and Stockholders’ Equity	$148,006	$128,424

Lumber Liquidators, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash Flows from Operating Activities:
Net Income	$15,651	$8,278
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	3,238	2,605
Stock-Based Compensation Expense	2,188	4,200
Deferred Income Taxes	(1,357)	(1,600)
Accretion of Redeemable Preferred Stock	—	39
Changes in Operating Assets and Liabilities:
Merchandise Inventories	(24,439)	(23,186)
Accounts Payable	(2,664)	4,444
Customer Deposits and Store Credits	1,123	3,380
Prepaid Expenses and Other Current Assets	504	2,053
Other Assets and Liabilities	3,276	3,210

Net Cash (Used in) Provided by Operating Activities	(2,480)	3,423

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(5,167)	(4,756)
Purchase of Intangible Asset	(800)	—

Net Cash Used in Investing Activities	(5,967)	(4,756)

Cash Flows from Financing Activities:
Proceeds from Exercise of Stock Options	204	—
Excess Tax Benefits on Stock Option Exercises	40	—
Payments of Long-Term Debt and Capital Lease Obligations	(101)	(1,753)
Common Stock Purchased Pursuant to 2006 Regional Manager Plan	(51)	—
Proceeds from Revolving Line	—	6,425
Payments of IPO Costs	—	(1,638)

Net Cash Provided by Financing Activities	92	3,034

Net (Decrease) Increase in Cash and Cash Equivalents	(8,355)	1,701
Cash and Cash Equivalents, Beginning of Period	33,168	3,965

Cash and Cash Equivalents, End of Period	$24,813	$5,666